EXHIBIT 10.8

Purchase and Sale Agreement

THIS PURCHASE AND SALE AGREEMENT is made as of September 30, 2005 by and between Catalysts, Adsorbents and Process Systems, Inc., a corporation organized under the laws of the State of Maryland (“Seller”), and Honeywell Specialty Materials, LLC, a limited liability company organized under the laws of the State of Delaware (“Purchaser”) and an assignee of EMS (as defined below).

WHEREAS, each of Seller and Purchaser is a holder of a fifty percent (50%) membership interest (each, a “Membership Interest” and collectively, the “Membership Interests”) in UOP LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the transfer of a Membership Interest is governed by the Limited Liability Company Agreement, dated as of November 3, 1997, between Seller and EM Sector Holdings Inc., a Delaware corporation (“EMS”), as amended by the Letter Agreement, dated as of October 6, 1998 and the Amendment of Limited Liability Company Agreement, dated as of March 12, 2004 (the “LLC Agreement”);

WHEREAS, pursuant to Section 8.5(a) of the LLC Agreement, Seller delivered to Purchaser an Offer Notice (as defined in the LLC Agreement) dated August 18, 2005, and Purchaser delivered to Seller an Acceptance Notice (as defined in the LLC Agreement) dated September 8, 2005 notifying Seller of Purchaser’s desire to purchase Seller’s Membership Interest from Seller on the terms and subject to the conditions set forth in the Offer Notice and the LLC Agreement; and

WHEREAS, the parties desire to set forth certain actions to be completed in connection with such purchase and sale and provide for certain other agreements between the parties.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01       Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“Accounting Firm” shall have the meaning set forth in Section 2.04(b).

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” shall mean this Purchase and Sale Agreement, including the Exhibits hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Board of Managers” shall mean the board of managers of the Company created pursuant to Section 5.1 of the LLC Agreement.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the United States generally are closed for business.

“CAPS Transfer Agreement” shall mean the CAPS Transfer Agreement, dated August 22, 1988, by and among Union Carbide Corporation, Katalistiks International, Inc., UOP, Allied-Signal Inc. and UOP Inc.

“Closing” shall mean the consummation of the transactions contemplated hereby in accordance with Article VI.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Closing Net Cash” shall have the meaning set forth in Section 2.04(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, including the regulations promulgated thereunder.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.03.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“EMS” shall have the meaning set forth in the recitals to this Agreement.

“Estimated Closing Net Cash” shall have the meaning set forth in Section 2.03.

“Governmental Authority” shall mean any federal, state, local or foreign government or subdivision thereof, court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body.

“Initial Purchase Price” shall have the meaning set forth in Section 2.02.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

“LIBOR Rate” shall mean the rate of interest announced publicly by the British Bankers Association as its three (3) month LIBOR rate for Dollars on the Business Day immediately following the day the Statement becomes final and binding as provided in Section 2.04(b).

“LLC Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Mayer Brown” shall have the meaning set forth in Section 5.03.

“Membership Interest” or “Membership Interests” shall have the meaning set forth in the recitals to this Agreement.

“Net Cash” shall have the meaning set forth in Section 2.03.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated association or other entity or association.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller’s Membership Interest” shall mean the Membership Interest held by Seller.

“Statement” shall have the meaning set forth in Section 2.04(a).

“Statement of Objections” shall have the meaning set forth in Section 2.04(b).

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and Social Security taxes) that are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Tax Matters Agreement” shall mean the Tax Matters Agreement, dated November 3, 1997, by and between EMS and Seller.

Section 1.02       Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to the Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of the applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Underscored references to Articles, Sections, clauses, or the Exhibits shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto,” “hereby” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit to, this Agreement.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTEREST

Section 2.01       Purchase and Sale.  On the terms and subject to the conditions hereof, at the Closing, Seller shall sell, transfer, convey and assign to Purchaser, free and clear of all liens, claims and encumbrances, and Purchaser shall purchase, acquire and accept, all right, title and interest in and to Seller’s Membership Interest.

Section 2.02       Payment of Initial Purchase Price.  In consideration of and in exchange for the sale of Seller’s Membership Interest to Purchaser, at the Closing, Purchaser shall pay to Seller an aggregate sum of (a) eight hundred twenty-five million Dollars ($825,000,000) and (b) an amount equal to fifty percent (50%) of the Estimated Closing Net Cash (collectively, the “Initial Purchase Price”), subject to adjustment as set forth in Section 2.04.  The Initial Purchase Price shall be paid in accordance with Section 9.04 at the Closing to the account designated by Seller not later than three (3) Business Days prior to the Closing Date.

Section 2.03       Calculation of Estimated Closing Net Cash.  Seller and Purchaser shall cause the Company to deliver to Seller and Purchaser not later than seven (7) days prior to the Closing Date a written statement setting forth the Company’s good faith estimate of the Net Cash of the Company as of the Closing Date (the “Estimated Closing Net Cash”), together with any supporting information that Seller or Purchaser may reasonably request; provided, that each party will receive a copy of any information delivered by the Company with respect to any such request.  Seller and Purchaser shall in good faith work together in the seven (7) days prior to Closing to agree on the amount of the Estimated Closing Net Cash; provided, however, that in the absence of agreement by the parties with respect to the Estimated Closing Net Cash, the Closing shall occur in accordance with Article VI based on the Company’s good faith estimate of the Net Cash of the Company delivered to Seller and Purchaser in accordance with this Section 2.03.  “Net Cash” means, as of any specified date, an amount determined by subtracting (a) the aggregate amount of the Company’s consolidated indebtedness as of such date from (b) the aggregate amount of the Company’s consolidated cash and cash equivalents as of such date.  For purposes of calculating Net Cash, the Company’s cash and cash equivalents and indebtedness will be determined in accordance with the accounting principles and consistent with the accounting practices used by the Company to prepare its audited consolidated balance sheet for the year ended December 31, 2004.  For illustrative purposes only, Exhibit A sets forth the calculation of Net Cash of the Company as of December 31, 2004.

Section 2.04       Purchase Price Adjustment.

(a)   Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Statement”), setting forth the Net Cash as of the close of business on the Closing Date (the “Closing Net Cash”) determined in accordance with Section 2.03, together with any supporting information that Purchaser may reasonably request.  In connection with preparing the Statement, Seller shall have the right, but not the obligation, to conduct, at

Seller’s expense, an audit of the balance sheet of the Company as of the Closing Date in accordance with generally accepted auditing standards; provided, however, that nothing in this sentence shall either change the definition of Net Cash from that set forth in Section 2.03 or extend the time frame in which Seller must deliver the Statement to Purchaser.  After the Closing Date, at Seller’s request, Purchaser shall, and shall cause the Company to, assist Seller and its representatives in the preparation of the Statement and the conduct of the audit and shall provide Seller and its representatives any information reasonably requested and shall provide them access at all reasonable times to the personnel, properties and books and records of the Company for such purposes.

(b)   Within thirty (30) days after receipt of the Statement, Purchaser shall deliver to Seller a written statement describing its objections, if any, to the Statement (the “Statement of Objections”).  If Purchaser does not deliver a Statement of Objections to Seller within such thirty-day period, the Statement shall become final and binding upon the parties.  If Purchaser delivers a Statement of Objections to Seller within such thirty-day period, and the parties cannot resolve any such objection within ten (10) Business Days after the receipt by Seller of such Statement of Objections, any remaining disputes shall be resolved by Ernst & Young LLP (the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after receipt by the Accounting Firm of the materials delivered by Seller to Purchaser pursuant to Section 2.04(a) and by Purchaser to Seller pursuant to this Section 2.04(b), which materials shall be delivered by Seller and Purchaser to the Accounting Firm within five (5) Business Days following the expiration of the ten (10) Business Day period referenced in the preceding sentence.  The resolution of disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon the parties, and the Statement, as modified by such resolution, shall become final and binding upon the date of such resolution.  The determination of the Accounting Firm for any item in dispute cannot be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Statement, in the case of Seller, or in the Statement of Objections, in the case of Purchaser.  The Accounting Firm shall have no right to make any determination with respect to the undisputed portions of the Statement, and no such determination with respect to the undisputed portions of the Statement shall be binding on Seller or Purchaser.  The Accounting Firm shall be instructed to calculate Net Cash in accordance with Section 2.03.  The fees and expenses of the Accounting Firm shall be apportioned between Seller and Purchaser by the Accounting Firm based on the degree to which Seller’s and Purchaser’s claims were unsuccessful and shall be paid by Seller and Purchaser in accordance with such determination.

(c)   Upon the Statement becoming final and binding in accordance with Section 2.04(b), the Initial Purchase Price shall be increased by fifty percent (50%) of the amount by which the Closing Net Cash exceeds the Estimated Closing Net Cash or decreased by fifty percent (50%) of the amount by which the Closing Net Cash is less than the Estimated Closing Net Cash.  If the Closing Net Cash exceeds the Estimated Closing Net Cash, Purchaser shall pay to Seller fifty percent (50%) of the amount of such excess, together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate from the Closing Date to the date of payment.  If the Estimated Closing Net Cash exceeds the Closing Net Cash, Seller shall pay to Purchaser fifty percent (50%) of the amount of such excess, together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate from the Closing Date to the date of payment.  Any such payment hereunder shall be made in accordance with Section 9.04 within five (5) Business Days after final determination of the Statement to an account designated in writing by Purchaser or Seller, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 3.01       Ownership of Seller’s Membership Interest.  Seller has good and marketable title to Seller’s Membership Interest, free and clear of all liens, claims and encumbrances (other than any restrictions or obligations pursuant to the LLC Agreement).  Other than as set forth in the LLC Agreement, there are no (a) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to Seller’s Membership Interest or obligating Seller to issue or sell any membership interest in the Company or (b) voting trusts, stockholder or membership agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Seller’s Membership Interest.  At the Closing, pursuant to Section 2.01, Seller shall sell, transfer, convey and assign to Purchaser, free and clear of all liens, claims and encumbrances, all right, title and interest in and to Seller’s fifty percent (50%) membership interest in the Company.

Section 3.02       Authority.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and Seller has full right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other Laws affecting creditors’ rights, and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.03       No Conflict.  Assuming that all filings and notifications contemplated by Section 5.02 have been made and any applicable waiting periods have expired or been terminated, the execution, delivery and performance of this Agreement by Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of Seller, (b) conflict with or violate any Law applicable to Seller, where such conflict or violation would adversely affect the ability of Seller to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien or encumbrance on Seller’s Membership Interest pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit or other instrument or arrangement to which Seller is a party or by which any of Seller’s Membership Interest is bound or affected.  The execution, delivery and performance of this Agreement by Seller does not and will not require (i) any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as contemplated by Section 5.02 or (ii) any other third party consents, approvals or authorizations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.01       Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and Purchaser has full right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other Laws affecting creditors’ rights, and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.02       No Conflict.  Assuming that all filings and notifications contemplated by Section 5.02 have been made and any applicable waiting periods have expired or been terminated, the execution, delivery and performance of this Agreement by Purchaser does not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of Purchaser, (b) conflict with or violate any Law applicable to Purchaser, where such conflict or violation would adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit or other instrument or arrangement to which Purchaser is a party.  The execution, delivery and performance of this Agreement by Purchaser does not and will not require

(i) any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as contemplated by Section 5.02 or (ii) any other third party consents, approvals or authorizations.

ARTICLE V

CONDITIONS TO CLOSING; PRE-CLOSING COVENANTS

Section 5.01       Closing Conditions.

(a)   Subject to Section 6.01, the obligations of Seller and Purchaser under Article VI are subject to the conditions set forth in Section 8.5(f)(i)-(iv) of the LLC Agreement; provided, however, that Purchaser may waive the conditions set forth in Section 8.5(f)(iii) and/or (iv) of the LLC Agreement, in which case (assuming the satisfaction of all other conditions contemplated by this Section 5.01) Seller and Purchaser would be obligated to complete the transactions contemplated hereby.

(b)   Unless waived by Purchaser in its sole discretion, the obligations of Purchaser to be performed by Purchaser at Closing are also subject to and conditioned upon each representation and warranty of Seller set forth in Article III being true and correct as of the Closing as though such representation and warranty were made on and as of such time.

(c)   Unless waived by Seller in its sole discretion, the obligations of Seller to be performed by Seller at Closing are also subject to and conditioned upon each representation and warranty of Purchaser set forth in Article IV being true and correct as of the Closing as though such representation and warranty were made on and as of such time.

Section 5.02       Governmental Approvals.  Purchaser shall, as promptly as practicable following the date hereof, make all necessary filings, applications, statements and reports to all Governmental Authorities in order to obtain any approval or clearance from any Governmental Authority required to consummate the transactions contemplated hereby.  Purchaser shall respond promptly to inquiries from any Governmental Authority in connection with such filings, applications, statements and reports, including providing any supplemental information that may be requested.  Purchaser shall provide to Seller copies of all filings made with any Governmental Authority at the time they are filed or delivered and shall keep Seller informed of any discussions with, or further requests by, any Governmental Authority.  Seller shall provide to Purchaser such reasonable assistance as is necessary to make any such filing, application, statement or report or obtain any such approval or clearance.

Section 5.03       Termination of the Confidentiality Agreement.  On or before the Closing Date, (a) Seller and Purchaser shall, and to the extent applicable shall cause their Affiliates to, terminate the Agreement, dated November 8, 2004, between Purchaser, Honeywell International Inc., Seller, Union Carbide Corporation and The Dow Chemical Company (the “Confidentiality Agreement”), and (b) Seller shall return the data room materials located at the offices of Mayer, Brown, Rowe & Maw LLP, at 71 South Wacker Drive, Chicago, Illinois, 60606 (“Mayer Brown”) to the Company and shall request the return or destruction of any Evaluation Information (as defined in the Confidentiality Agreement) that was received by any third party in connection with a proposed transfer of Seller’s Membership Interest subsequent to the termination of the Discussions (as defined in the Confidentiality Agreement).

ARTICLE VI

CLOSING

Section 6.01       Closing.

(a)   The Closing shall take place at Mayer Brown, at 9:00 a.m., Central Time, on November 30, 2005, provided all conditions to the obligations of Purchaser and Seller set forth in Section 5.01 shall have been satisfied or waived, other than those conditions to be satisfied at the Closing.  In the event that the Closing does not occur on November 30, 2005 because the conditions to the obligations of Purchaser and Seller set forth in Section 5.01 have not been satisfied or waived, then the Closing shall take place at Mayer Brown, at 9:00 a.m., Central Time, on the tenth (10th) day after all conditions to the obligations of Purchaser and Seller set forth in Section 5.01 shall have been satisfied or waived, other than those conditions to be satisfied at the Closing, or at such other place and on such other date as the parties agree.

(b)   If the Closing does not occur by July 1, 2006, Seller shall have the right, but not the obligation, to terminate this Agreement and to abandon the transactions contemplated herein.  If this Agreement is terminated pursuant to this Section 6.01(b), this Agreement shall become null and void and of no further force and effect.

Section 6.02       Deliveries by Seller.  At the Closing, Seller shall deliver to Purchaser the following:

(a)   a signed copy of the assignment agreement in the form set forth in Exhibit B (the “Assignment Agreement”);

(b)   the resignations of each member of the Board of Managers who was appointed by Seller;

(c)   a certificate to the effect that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; and

(d)   a certificate, dated as of the date of the Closing and duly executed by an authorized representative of Seller, to the effect that the conditions set forth in Section 5.01(b) have been satisfied.

Section 6.03       Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(a)   the Initial Purchase Price;

(b)   a signed copy of the Assignment Agreement;

(c)   a written acceptance of the resignations of each of the members of the Board of Managers who were appointed by Seller delivered pursuant to Section 6.02(b); and

(d)   a certificate, dated as of the date of the Closing and duly executed by an authorized representative of Purchaser, to the effect that the conditions set forth in Section 5.01(c) have been satisfied.

ARTICLE VII

INDEMNIFICATION

Section 7.01       Indemnification by Purchaser.  Following the Closing, Purchaser agrees to indemnify Seller for (a) any breach of any representation or warranty of Purchaser set forth in Article IV and (b) all Company liabilities; provided, however, that such agreement to indemnify shall have no effect on and shall not limit the rights of any party to indemnification, or the obligation of Seller or its Affiliates to indemnify any party, pursuant to Article 13 of the CAPS Transfer Agreement.  Notwithstanding the foregoing, and for the avoidance of doubt, Purchaser and Seller agree that Purchaser’s indemnification of Seller shall not include any U.S. federal, state or local or foreign income Taxes imposed on Seller with respect to the income of the Company for any Tax period or portion thereof ending on or prior to the Closing Date, or imposed on Seller’s sale of Seller’s Membership Interest hereunder.

Section 7.02       Indemnification by Seller.  Following the Closing, Seller agrees to indemnify Purchaser for any breach of any representation or warranty of Seller set forth in Article III.

ARTICLE VIII

COVENANTS

Section 8.01       Continuation of Certain Provisions of the LLC Agreement.

(a)   Following the Closing, Purchaser shall cause the Company to continue to provide the indemnity under Section 5.9 of the LLC Agreement (subject to the limitations set forth in Section 5.9 of the LLC Agreement) to any individual employed or appointed by Seller serving in any of the capacities set forth in Section 5.9 of the LLC Agreement.

(b)   The provisions of Sections 6.3 and 6.4 of the LLC Agreement and the provisions of the Tax Matters Agreement shall continue in effect with respect to all taxable years (or portions thereof) ending on or before the Closing Date, including the Company’s short taxable year ending on the Closing Date.

(c)   Purchaser shall cooperate with Seller with respect to the preparation of all tax returns for the Company for all taxable periods beginning before the Closing Date and to the extent necessary to permit Seller to perform its obligations pursuant to the Tax Matters Agreement for such periods.  Pursuant to the Tax Matters Agreement, Purchaser shall take no action inconsistent with past practices with respect to any taxable period or portion thereof of the Company ending on or prior to the Closing Date that would give rise to a materially detrimental income Tax consequence to Seller or any of its Affiliates.

(d)   Following the Closing, Seller shall continue to comply with the provisions of Section 6.7 of the LLC Agreement for the period of ten (10) years from the Closing Date.

(e)   For the avoidance of doubt, Seller acknowledges that, following the Closing, Seller shall remain bound by the provisions of Section 11.2 of the LLC Agreement in accordance with the terms and conditions thereof.

(f)    While the parties have specifically identified certain sections of the LLC Agreement for clarification in this Agreement, inclusion of such sections in this Agreement shall have no precedential impact or create any inferences on the interpretation or applicability of any other section of the LLC Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01       Expenses.  Each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.  Purchaser and Seller shall each be responsible for any transfer taxes imposed on it, and Purchaser and Seller shall each be responsible for fifty percent (50%) of any transfer taxes imposed on the Company, by any Governmental Authority as a result of the transactions contemplated by this agreement.

Section 9.02       Amendment.  This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

Section 9.03       Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)	If to Purchaser, addressed as follows:

	Honeywell Specialty Materials LLC
	c/o Honeywell International Inc.
	Columbia Road and Park Avenue
	P.O. Box 4000
	Morristown, NJ 07962
	Attention:	Senior Vice President and General Counsel
	Facsimile:	973.455.4217

	Attention:	Vice President and General Counsel –
		Specialty Materials
	Facsimile:	973.455.6840

(ii)	If to Seller, addressed as follows:

	Catalysts, Adsorbents and Process Systems, Inc.
	400 West Sam Houston Parkway South
	Houston, TX 77042
	Attention:	President
	Facsimile:	713.978.2394

	with a copy to:

	Union Carbide Corporation
	400 West Sam Houston Parkway South
	Houston, TX 77042
	Attention:	General Counsel
	Facsimile:	713.978.2394

	The Dow Chemical Company
	2030 Dow Center
	Midland, MI 48674
	Attention:	General Counsel
	Facsimile:	989.636.7711

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

Section 9.04       Payments in Dollars.  All payments pursuant hereto shall be made by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever.

Section 9.05       Allocation of Tax Items.

(a)   For purposes of Section 706(c)(2) and 706(d) of the Code, the Company’s taxable year with respect to Seller shall end as of the close of business on the Closing Date, and Seller’s distributive share of the Company’s income, gain, loss, deduction and credit and items thereof as determined for federal income Tax purposes with respect to its interest in the Company shall be allocated between Seller and Purchaser based on a closing of the books of the Company as of the close of business on the Closing Date; provided, however, that any event not in the ordinary course of business occurring on the Closing Date but after the Closing shall, for purposes of this Section 9.05(a) be treated as occurring after the close of business on the Closing Date.  Without limiting the generality of the foregoing, the parties acknowledge that Purchaser intends, as soon as possible after the Closing, to cause the Company to transfer its interest in its foreign subsidiaries to various foreign subsidiaries of Honeywell International Inc., the sole member of Purchaser.  Any such transfer occurring on the Closing Date, but after the Closing, shall, for purposes of this Section 9.05(a), be treated as occurring after the close of business on the Closing Date.

(b)   Notwithstanding anything to the contrary contained herein or in the LLC Agreement, (i) following the Closing, Purchaser agrees to indemnify Seller for any foreign income Taxes imposed on the Company (but not any foreign income Taxes imposed on Seller with respect to income of the Company) for any Tax period or portion thereof ending on or prior to the Closing Date and (ii) the foreign Tax credits with respect to any such foreign income Taxes shall be specially allocated to Purchaser.

Section 9.06       Publicity.  Neither party shall issue any publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement or the transactions contemplated hereby without the advance written approval of the form and content thereof by the other party, which approval shall not be unreasonably withheld; provided, however, that no such consent shall be required when such disclosure is required by applicable Law or the rules or regulations of a national or foreign securities exchange.

Section 9.07       Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 9.08       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any successor of Purchaser to the Membership Interests (in whole or in part) or any interest in the Company; provided, that no assignment of any rights or obligations hereunder, by operation of law or otherwise, shall be made by either party without the prior written consent of the other party.

Section 9.09       Applicable Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to its conflict of laws rules or principles.

Section 9.10       Jurisdiction of Disputes.  In the event either party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters contemplated hereby, each party to this Agreement hereby (a) agrees that any such litigation, proceeding or other legal action may be brought in a court of competent jurisdiction of the State of New York and the federal courts of the United States, located in the City of New York; (b) agrees that in connection with any such litigation, proceeding or action, such party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 9.10 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; and (d) designates, appoints and directs either CT Corporation System or Corporation Service Company as its authorized agent to receive on its behalf service of any and all process and documents in any such litigation, proceeding or action in the State of New York.

Section 9.11       Counterparts.  This Agreement may be executed in counterparts, including by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 9.12       Entire Agreement.  This Agreement in combination, where appropriate, with the LLC Agreement and other written agreements between Seller and Purchaser constitute the entire agreement and understanding between the parties with respect to the transfer of Seller’s Membership Interest to Purchaser, and this Agreement supercedes the various drafts and discussions leading hereto.  The parties agree that no inferences may be based on prior verbal discussions or the deletion or revision of any language to this Agreement proposed by either party, including with respect to the interpretation of the LLC Agreement or any other written agreement between the parties.

Section 9.13       Waiver.  Any waiver of rights hereunder must be set forth in a writing signed by the party against whom the waiver is to be effective.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement for any other breach or failure to comply with the terms of this Agreement.

Section 9.14       Further Assurances.  From time to time after the Closing, without further consideration, Seller and Purchaser shall cooperate with each other and shall execute and deliver instruments of transfer or assignment or assumption or such other documents to the other as the other reasonably may request to evidence or perfect Purchaser’s right, title and interest to Seller’s Membership Interest and to otherwise carry out the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CATALYSTS, ADSORBENTS AND PROCESS SYSTEMS, INC.

By:	/s/ JOHN P. YIMOYINES
Name:	John P. Yimoyines
Title:	President

HONEYWELL SPECIALTY MATERIALS, LLC

By:	/s/ NANCE K. DICCIANI
Name:	Nance K. Dicciani
Title:	Authorized Person

Exhibit A

Net Cash

(as of December 31, 2004)

	(U.S. dollars in thousands)

Cash & cash equivalents	72,006

Total cash & cash equivalents	72,006

Short-term debt	15,995
[Current portion of long-term debt]	—
Long-term debt	114,655

Total indebtedness	130,650

Closing Net Cash	[58,644	]*

*  If, on the actual Closing Date, the total cash and cash equivalents exceeded total indebtedness, the Closing Net Cash would be a positive number.

Exhibit B

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [November 30, 2005], is by and between Catalysts, Adsorbents and Process Systems, Inc., a corporation organized under the laws of the State of Maryland (“Seller”), and Honeywell Specialty Materials LLC, a limited liability company organized under the laws of Delaware (“Purchaser”).  Capitalized terms used herein that are not otherwise defined shall have the meaning assigned to such terms in the Purchase and Sale Agreement, dated as of September     , 2005 (as it may be amended or otherwise modified from time to time in accordance with its terms, the “Purchase and Sale Agreement”), by and between Seller and Purchaser.

1.             On the terms and subject to the conditions of the Purchase and Sale Agreement, Seller hereby sells, transfers, conveys and assigns to Purchaser free and clear of all liens, claims and encumbrances, and Purchaser hereby accepts, all right, title and interest in and to Seller’s Membership Interest.

2.             Seller hereby acknowledges receipt from Purchaser of ___________________ Dollars ($____________), which amount shall be subject to adjustment as provided in Section 2.04 of the Purchase and Sale Agreement.

3.             This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without reference to its conflict of laws rules or principles.

4.             This Agreement may be executed in counterparts, including by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CATALYSTS, ADSORBENTS AND PROCESS SYSTEMS, INC.

By:
Name:
Title:

HONEYWELL SPECIALTY MATERIALS, LLC

By:
Name:
Title: